EXHIBIT 10.5

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (“Amendment”) is made as of the 3rd day of April, 2006, by and between Radnor Holdings Corporation (“Company”) and Michael T. Kennedy (“Executive”).

WHEREAS, Company and Executive entered into the Employment Agreement, dated as of October 27, 2005 (the “Employment Agreement”); and

WHEREAS, Company and Executive desire to amend certain terms and provisions of the Employment Agreement, all as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereby agree as follows:

1. Definitions. All terms capitalized herein but not otherwise defined shall have the meanings ascribed to them in the Employment Agreement.

2. Amendment.

(a) Section 4(b) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“b. Annual Bonus. All bonuses payable during, or in respect of, the Term shall be set by the Committee based upon reasonable performance criteria established by such Committee no later than March 31 of the year to which it relates and after consultation with the Executive. For calendar year 2005, the Executive has been paid an annual bonus. For calendar year 2006, the Executive shall not be eligible to receive an annual bonus. Except as provided in the following sentence, for calendar year 2007 and all subsequent years during the Term, the Executive shall be eligible for a target bonus equal to not less than 100% of Base Salary, subject to such criteria as shall be approved annually by the Committee. With respect to each target bonus award for calendar year 2007 and subsequent calendar years, 80% of such target bonus opportunity shall be based upon achievement of predetermined financial goals and 20% of such target bonus opportunity shall be based upon subjective criteria, in each case as determined by the Committee. Notwithstanding the foregoing provisions of this Section 4(b), following the completion of a Qualified IPO, the target bonus shall be not less than 200% of Base Salary (prorated for the calendar year in which the Qualified IPO occurs), subject to approval by the Committee, after consultation with such outside advisors (including, without limitation, a nationally recognized compensation consulting firm and/or nationally recognized law firm) as the Committee deems necessary or appropriate. All annual bonuses shall be paid no later than the time annual bonuses are paid generally to other senior executives of the Company, but in no event later than March 31 of the calendar year following the calendar year in respect of which such bonus was earned. The Committee shall have the right to determine whether any bonus which may become payable to Executive shall be payable in the form of cash or Shares. If the Term is not extended for any reason, Executive shall be eligible to receive any bonus earned in respect of such final year of employment even if he is no longer employed on the date of payment of such bonus.”

3. Ratification and Confirmation. This Amendment shall be effective as of the date hereof. The terms and conditions of the Employment Agreement, as modified by this Amendment, are hereby ratified and confirmed and shall continue in full force and effect.

4. Miscellaneous. The Miscellaneous provisions set forth in Section 9 of the Employment Agreement shall be incorporated herein by reference.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

EXECUTIVE

/s/ Michael T. Kennedy
MICHAEL T. KENNEDY

RADNOR HOLDINGS CORPORATION

By:	/s/ R. Radcliffe Hastings
Name:	R. Radcliffe Hastings
Title:	Executive Vice President

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